Exhibit (8)(i)

FUND PARTICIPATION AND SERVICE AGREEMENT

Modern Woodmen of America (the “Society”), for itself and on behalf of one or more separate accounts of the Society (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 11th day of March 2015, that Class 1 shares of the Funds and Class 2 shares of the Funds (“Class 1 or 2 Shares”) and Class P1 shares of the Funds (“Class P1 Shares” and together with Class 1or 2 Shares, the “shares”) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Certificate(s)”; holders of such Certificates hereinafter called “Certificate Holders”) to be offered by the Society subject to the following provisions:

1.                                      Authorization; Services.

a.                                       As distributor of the Series, AFD agrees to make shares of the Funds listed on the attached Exhibit A available to the Society for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement. The Society agrees to give the Series and CRMC at least (thirty) 30 days’ notice prior to adding any additional Funds or share classes of a Fund as underlying investment options to the Certificates. The Society will offer shares of the Funds in connection with the sale of Certificates to Certificate Holders. Fund shares to be made available to Separate Accounts for the Certificates shall be sold by the Series and purchased by the Society for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

b.                                       Transfer Agent hereby appoints the Society as limited agent and designee with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and the Society accepts such appointment, on the terms set forth herein.

c.                                        During the term of this Agreement, the Society shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class P1 Shares of each Fund. In consideration of the Society performing the Services, the Series agrees to pay the Society an administrative services fee of 0.25% of the average daily net asset value of all Class P1 Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class P1 Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365.  The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of Certificates that were not timely identified by the Society as eligible for compensation pursuant to this Agreement.  CRMC will evaluate periodically the Society’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Certificate Holders, in determining whether to continue making payments under the Insurance Administrative Services Plan. The Society represents to the Series and CRMC that it will not receive compensation for the Services from Certificate Holder fees or any other source.

The Society, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Certificates.  The services to be provided by the Society to its Separate Accounts include, (i) mailing and otherwise making available to Certificate Holders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Certificate Holders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Certificate Holder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Certificate Holders shall be the responsibility of the Society and shall not be the responsibility of AFD, Transfer Agent or any of their affiliates.

d.                                      The Society shall transmit to Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of the Society concerning the Certificate Holders as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state Blue Sky laws or regulations.  Transfer Agent shall use any such information only for the stated purpose for which it was obtained.

2.                                      The Society will be entitled to a Rule 12b-l fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Certificates for as long as the Series’ Plans of Distribution pursuant to Rule 12b-l under the 1940 Act or such share class remains in effect.

3.                                      Compliance with Laws: Reliance on Instructions.

a.                                      AFD and CRMC acknowledge and agree that the Society is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD and/or CRMC, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by AFD, CRMC and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”) over AFD, CRMC or Funds, and the provisions of the Funds’ prospectus and statement of additional information.

b.                                      The Society acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by the Society that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by AFD;  (ii) satisfying prospectus delivery requirements, to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over the Society.

c.                                       The Society and its affiliates shall make no representations concerning the Funds’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among the Society, MWA Financial Services, Inc., AFD and CRMC dated even date herewith (the “Business Agreement”), except with the written permission of AFD or CRMC or the designee of either.

d.                                      Each party is entitled to rely on any written records or written instructions provided to it by persons designated by the other party(ies) to provide such records and instructions.

4.                                      Society Representations and Warranties.

a.                                      The Society represents and warrants that:

(i)                                     it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)                                  this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii)                               no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv)                              it will or has established the Separate Accounts as separate accounts under the laws of the State of Illinois;

(v)                                 it has registered the Separate Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), to serve as investment vehicles for certain Certificates or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(vi)                              subject to the Fund’s compliance with applicable diversification requirements under this Agreement, the Certificates are currently treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), that the Society will make every effort to maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Certificates have ceased to be so treated or that they might not be so treated in the future;

(vii)                           the Certificates have been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or are properly exempt from registration under the 1933 Act, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to the Society by AFD, Transfer Agent, CRMC or the Series expressly for use therein;

(viii)                        the Certificates provide for the allocation of net amounts received by the Society to the Separate Account, for investment in the shares of specified investment companies selected among those companies available through the Separate Account to act as underlying investment media;

(ix)                              MWA Financial, Inc., the Society’s affiliated distributor, (a) is a properly registered or licensed broker or dealer under applicable federal laws and regulations and is complying with and will continue to comply with all applicable federal laws, rules and regulations, (b) is a member of FINRA, and (c) its membership with FINRA is not currently suspended or terminated.  The Society agrees to notify AFD immediately in writing if any of the foregoing representations ceases to be true to a material extent.

(x)                                any information furnished in writing by the Society for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(xi)                              investment by each Separate Account in a Fund is in reliance on and consistent with the terms of the Series’ Mixed and Shared Funding Order; and

(xii)                           the Separate Accounts invest in the Funds in reliance on the status of each Separate Account as a “Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Internal Revenue Code of 1986, as amended.

5.                                      Representations and Warranties of AFD, Transfer Agent, CRMC and the Series.

a.                                      AFD and Transfer Agent each represents and warrants (as applicable) that:

(i)                                     this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(ii)                                  no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iii)                               the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(iv)                              AFD represents that the Series is registered as investment company under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933, as amended, duly authorized for issuance and sold in compliance with all applicable federal and state securities laws;

(v)                                 AFD represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and may properly cause Fund shares to be made available for the purposes of this Agreement. AFD represents that it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and will sell and distribute the Fund shares in accordance with all applicable state and federal securities laws. AFD represents that it is duly organized and in good standing under the laws of the State of California;

(vi)                              Shares of the Series may be offered to separate accounts of various insurance companies in addition to the Society. AFD represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(vii)                           it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(viii)                        AFD and its affiliates are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD relating to any Fund; and

(ix)                              AFD represents that prospectuses, other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue.

b.                                      CRMC and the Series represent and warrant that:

(i)                                     the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts;

(ii)                                  a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to the Society and the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to CRMC or the Series by the Society expressly for use therein.

(iii)                               Each Fund will comply with the diversification requirements of Section 817 and shall maintain its qualification as a “regulated investment company” (“RIC”) under the Code.

(iv)                              Each Fund represents that it is currently qualified as a Regulated Investment Company (“RIC”) under Subchapter M of the Code and will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and it will notify the Society immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

(v)                                 The Series makes no representation or warranty as to whether any aspect of its operations (including but not limited to fees expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

6.                                      Omnibus Accounts. The Funds recognize that the Society, for itself or on behalf of the Separate Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Certificates, and that the Society intends to establish one or more omnibus accounts per Fund. Such arrangement will result in aggregated share orders. In the event that the aggregate omnibus accounts maintained by the Society do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Certificate Holders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

7.                                      Pricing Information. The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current prospectuses.  The Series or the Transfer Agent will use their best efforts to communicate to the Society such information by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously.  If the Series or the Transfer Agent is unable to meet the 6:30 p.m. time for the communication of net asset value and distribution information stated herein, Transfer Agent shall provide additional time for the Society to place orders for the purchase and redemption of shares and make any applicable purchase payments.  Such additional time shall be equal to the additional time which the Series or the Transfer Agent takes to make the closing net asset value available to the Society.

8.                                      Pricing Adjustments.

a.                                      In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to the Society under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) the Funds or Transfer Agent shall notify the Society as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

Method of Communication

(i)                                   Fund/SERV Transactions. The parties agree that they will ordinarily choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

(ii)                                  Manual Transactions. If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to the Fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment. Funds and Transfer Agent agree that the Society may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or AFD, as applicable) to Certificate Holders whose accounts are affected by the adjustment.

b.                                      To the extent a price adjustment results in a deficiency or excess to a Certificate Holder’s account, the Society and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to the Series’ or Transfer Agent’s error, Transfer Agent shall reimburse Certificate Holder’s account.  Any administrative or other costs or losses incurred for correcting Certificate Holder’s account shall be at the Society’s expense.

9.                                      Purchases and Redemption Orders: Settlement of Transactions

a.                                      Manual Transactions. Manual transactions via facsimile or other electronic transmission acceptable to Transfer Agent shall be used by the Society only in the event that the Society is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by the Society or the National Securities Clearing Corporation (“NSCC”) or other events beyond the Society’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i)                                     Next Day Transmission of Orders. The Society will notify the Transfer Agent by 8:30 a.m. Eastern Time, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by the Certificate Holders in each Separate Account by 4:00 p.m. Eastern time on the prior Business Day (the “Trade Date”). The Society represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the 8:30 a.m. deadline using the net asset value next determined, unless the Society and the Transfer Agent agree to use the net asset value for the prior Business Day.

(ii)                                  Purchases. All orders received by the Society by 4:00 p.m. on a Business Day and communicated to the Transfer Agent by the 8:30 a.m. deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. The Society will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern time on the next Business Day following Trade Date.

(iii)                               Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Society. Transfer Agent will initiate payment by wire to the Society or its designee proceeds of such redemptions two Business Days following the Trade Date (T+2).

b.                                      Fund/SERV Transactions. The parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

(i)                                     Without limiting the generality of the following provisions of this section, the Society and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)                                  Any information transmitted through the NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)                               Same Day Trades. On each Business Day, the Society shall aggregate and calculate the purchase orders and redemption orders for each Separate Account received by the Society prior to 4:00 p.m. Eastern time. The Society shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Separate Account received by 4:00 p.m. Eastern time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on the Trade Date. All orders received by the Society after 4:00 p.m. Eastern time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and the Society represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined unless otherwise agreed to by the Society and Transfer Agent as circumstances may warrant.

(iv)                              When transmitting instructions for the purchase and/or redemption of shares of a Fund, the Society may submit one net order for all Certificate Holder purchase and redemption transactions for a Business Day.

c.                                       Procedures. The Society represents and warrants that it has policies and procedures in place that are reasonably designed to ensure that only those orders received by it by 4:00 p.m. Eastern time on any Business Day will be submitted with that Business Day’s net asset value.

d.                                      Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and the Society shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940.  Such wires for the Society should be sent to:

MWA Bank
1701 1st Avenue
Rock Island, IL 61201
ABA# 071174512
Account# 468439

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA 90017

ABA#: 121000248

AFS Accounts#: 4100-060532

For Credit to AFS acct. no. (account number and fund) FBO (Society)

e.                                       Processing Errors. Processing errors which result from any delay or error caused by the Society may be adjusted through the NSCC System by the Society by the necessary transactions on a current basis.

f.                                         Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Separate Account.

g.                                        Reconciliation. The Society shall reconcile share positions with respect to each Fund for each Separate Account daily as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with the Society’s share positions for that Separate Account. The Society shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

h.                                       Verification. Within a reasonable period of time after receipt of a confirmation relating to an instruction, the Society shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

i.                                           Order Processing. Any order by the Society for the purchase of shares of the respective Funds for the Society’s general account through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds. In addition to the right to reject any such order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. AFD/Transfer Agent will not accept any order from the Society for the Society’s general account that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that

AFD shall forward from time to time.  The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold the Society responsible for any reasonable loss, expense, liability or damage directly resulting from the Society’s delay or failure to make payment as aforesaid.

j.                                          Dividends and Distributions. The Transfer Agent shall furnish notice promptly to the Society of any dividend or distribution payable on any Funds held by the Separate Accounts. The Society hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify the Society of the number of shares so issued. All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value. The Society reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

k.                                      Right to Suspend. The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of Certificate Holders or in response to the order of an appropriate regulatory authority. The Society shall abide by requirements of the Funds’ frequent trading policy as described in the Series’ prospectus and statement of additional information.

1.                                      Book Entry. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the Separate Accounts. Shares ordered from a particular Fund will be recorded by the Series as instructed by the Society in an appropriate title for the corresponding Separate Account.

m.                                  Limitations on Redemptions. The Society shall not redeem Fund shares attributable to the Certificates (as opposed to Fund shares attributable to the Society’s assets held in the Account) except (i) as necessary to implement Certificate Holder-initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”), or (iii) as necessary to effect a substitution, including but not limited to, a substitution permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Funds is consistent with the terms of the Certificates, or (iv) as permitted under the terms of the Certificate. Upon request, the Society will promptly furnish to the Series and AFD an opinion of counsel for the Society (which counsel shall be reasonably satisfactory to the Series and AFD) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

10.                               Account Activity. Upon request, the Transfer Agent shall send to the Society, (i) confirmations of activity in each Separate Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by the Society and agreed upon by Transfer Agent.

11.                               Expenses. All expenses incident to each party’s performance of this Agreement shall be paid by the respective party.

The Funds shall pay the cost of registration of their shares with the SEC, preparation of the Fund’s prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by Applicable Law. The Funds shall pay the cost of qualifying Fund shares in states where required.

12.                               Proxy and Other Communication Materials. The Funds shall distribute to the Society their proxy material and periodic Fund reports to shareholders. AFD, Transfer Agent or the Funds shall provide the Society with a reasonable quantity of the Funds’ prospectuses, Statements of Additional Information, and sales literature upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement. AFD, Transfer Agent or the Funds shall provide to the Society, or its authorized representative, at no expense to the Society, the following Certificate Holder communication materials prepared for circulation to Certificate Holders in quantities reasonably requested by the Society which are sufficient to allow mailing thereof by the Society, to the extent required by Applicable Law, to all Certificate Holders in the Separate Accounts: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, Statements of Additional Information, supplements and amendments thereof. AFD, Transfer Agent or the Funds shall provide the Society with other documents and materials as the Society may reasonably request from time to time.

If requested by the Society in lieu thereof, the Funds shall provide camera-ready proofs containing the Funds’ prospectuses and Statements of Additional Information, and such other assistance as is reasonably necessary in order for the Society once each year (or more frequently if the prospectuses and/or Statements of Additional Information for Funds are amended during the year) to have the prospectuses, or other disclosure documents for the Certificates and the Funds’ prospectuses printed together in one document, and to have the Statements of Additional Information for the Funds and the Statement of Additional Information for the Certificates printed together in one document.  Alternatively, the Society may print the Funds’ prospectuses and/or their Statements of Additional Information in combination with the other fund companies’ prospectuses and statements of additional information.

All expenses of printing and distributing Fund prospectuses and Statements of Additional Information to existing Certificate Holders shall be the expense of the Fund.  If the Society chooses to receive camera-ready proofs in lieu of receiving printed copies of the Fund’s prospectus, the Fund will reimburse the Society in an amount equal to the product of A and B where A is the number of such prospectuses distributed to Certificate Holders, and B is the Fund’s per unit cost of typesetting and printing the Fund’s prospectus.  The same procedures shall be followed with respect to the Fund’s Statement of Additional Information.

AFD will provide the Society on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one-year, three-year, five-year, ten-year and life of the Fund. AFD will endeavor to provide the information in clause (a) to the Society within twenty business days after the end of each quarter, and will endeavor to provide the information in clause (b) to the Society within five business days after the end of each month.

13.                               Proxy Materials/Voting. The Society will distribute all proxy material furnished by the Funds to the extent required by Applicable Law. For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act (“Registered Separate Accounts”), the Society shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Society (or its designated agent) from Certificate Holders funded by such Registered Separate Accounts having a voting interest in the Funds. The Society shall vote shares of the Funds held in Registered Separate Accounts that are attributable to the Certificates as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Certificates and owned beneficially by the Society (resulting from charges against the Certificates or otherwise), in the same proportion as the votes cast by Certificate Holders funded by the Registered Separate Account having a voting interest in the Funds from whom instructions have been timely received. The Society shall vote shares of the Funds held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion.

14.                               Future Registration of Separate Account(s). If the Society registers a new Separate Account as a unit investment trust under the 1940 Act for which the Funds will be used as a funding medium, the Society will provide to each Fund, as appropriate, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Certificates or any Separate Account as soon as reasonably practicable after the filing of such document with the SEC, FINRA or other regulatory authority.

15.                              Independent Contractor Status. The Society shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent AFD or the Funds in any way or otherwise be deemed an agent of AFD or the Funds.

16.                              Termination. This Agreement shall terminate:

a.                                      at the option of the Society, AFD, Transfer Agent, CRMC or the Series upon 90 days’ advance written notice to the other parties;

b.                                      at any time by giving 30 days’ written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period;

c.                                       at the option of the Society, CRMC AFD or the Series, upon institution of formal proceedings relating to (i) the marketing of the Certificates, (ii) the Separate Accounts, (iii) the Society, (iv) AFD, (v) CRMC, (vi) Transfer Agent or (vii) the Funds by FINRA, the SEC or any other regulatory body;

d.                                      at the option of the Society immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code;

e.                                       at the option of the Society upon termination of CRMC’s investment advisory agreement with the Series. Notice of the termination of CRMC’s investment advisory agreement shall be promptly furnished the Society. This paragraph (e) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between CRMC and the Series;

f.                                        except for the Society’s delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

g.                                       in the event Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of the Certificates issued or to be issued by the Society. Prompt notice shall be given by the Society to the other parties in the event the conditions of this provision occur;

h.                                      in the event interests in the Separate Accounts or the Certificates are not registered, issued or sold in conformity with Applicable Law.  Prompt notice shall be given by the terminating party to the Society in the event the conditions of this provision occur;

i.                                          at the option of the Society by written notice to the Series and AFD, if the Society shall determine, in its sole judgment exercised in good faith, that either the Series, AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

j.                                         at the option of CRMC or AFD by written notice to the Society, if CRMC or AFD shall determine, in its sole judgment exercised in good faith, that either the Society or MWA Financial Services, Inc. has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

k.                                      for Registered Separate Accounts with respect to a Fund, at the option of the Society upon its decision, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute shares of a Fund with the shares of another investment company for the Certificates for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts, in which case the following provisions shall apply:

(i)                                     to the extent practicable, the Society will give 60 days’ written notice to the applicable Fund and AFD upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund: (1) an application made to the SEC, (2) a proposed Certificate Holder vote, or (3) the Society’s determination to substitute Fund shares with the shares of another investment company (if 60 days’ notice is not practicable, then as much advance notice as possible); and

(ii)                                  neither the Funds, AFD or CRMC or any of their affiliates will in any way recommend action in connection with, or oppose or interfere with any application made to the SEC by the Society with regard to the substitution of Fund shares with shares of another investment company or seek in any manner to oppose or interfere with a proposed Certificate Holder vote; or

l.                                          upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

Notwithstanding any termination of this Agreement, the Series and AFD shall at the option of the Society, continue to make available additional shares of the Funds pursuant to the terms and conditions of this Agreement, for all Certificates in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Certificates”).  Specifically, without limitation, the Holders of the Existing Certificates shall be permitted to reallocate investments in the Funds, redeem investments in the Funds and/or invest in the Funds upon the making of additional purchase payments under the Existing Certificates.

The provisions of paragraphs 4 (Society Representations and Warranties), 5 (Representations and Warranties of AFD, Transfer Agent, CRMC and the Series), 19 (Indemnification), 20 (Governing Law) and 23 (Proprietary Information) shall survive termination of this Agreement.  In addition, all other applicable provisions of this Agreement shall survive termination as long as shares of the Funds are held on behalf of Holders of Existing Certificates, except that the Series and AFD shall have no further obligation to make Fund shares available in Certificates issued after termination.

Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

17.                           Notices. All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Society:

Clint Pogemiller
MWA Financial Services Inc.
1701 1st Avenue
Rock Island, IL 61201

with a copy to:

Shea Doyle
Modern Woodmen of America
1701 1st Avenue
Rock Island, IL 61201

If to AFD, Transfer Agent, CRMC or to the Series:

Kenneth R. Gorvetzian

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA 90071

with a copy to:

Stephen T. Joyce

American Funds Distributors, Inc.

333 South Hope Street

55th Floor

Los Angeles, CA 90071

And:

American Funds Service Company

Attn: Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

phone: 800/421-5475, ext. 8

facsimile: 210/474-4088

or to such other address or person as may be specified in a written notice given to the other parties. The date of service of any notice shall be the date it is received by the recipient.

18.                               Books and Records. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a party, the other party shall provide copies of all records as may be necessary to (a) assist either party in resolving disputes, reconciling records or responding to auditor’s inquiries, (b) comply with any request of a governmental body or self-regulatory organization, (c) verify compliance by a party with the terms of this Agreement, (d) make required regulatory reports, or (e) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision except where a party’s respective interests are adverse to or in conflict with another party’s interests.

19.                               Indemnification.

a.                                      The Society shall indemnify and hold harmless AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act (except for insurance companies and other purchasers of Fund shares), from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) the Society’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Society’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any material breach by the Society of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. The Society shall also reimburse AFD, Transfer Agent, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability which the Society may otherwise have to AFD, the Transfer Agent, CRMC, the Series, the Funds or their respective affiliates.

The Society shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation or assessed against AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them as such may arise from such party’s willful misfeasance, bad faith, or gross negligence in the performance of such party’s obligations or duties or by reason of such party’s reckless disregard of obligations or duties under this Agreement or to the Funds, whichever is applicable.

b.                                      AFD, Transfer Agent or CRMC, as applicable, shall indemnify and hold harmless, the Society and its directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) the Series’, AFD’s, Transfer Agent’s or CRMC’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Series’, AFD’s, Transfer Agent’s or CRMC’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any material breach by the Series, AFD, Transfer Agent or CRMC of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD, Transfer Agent or the Series. AFD, Transfer Agent or CRMC, as applicable, shall also reimburse the Society for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which AFD, Transfer Agent or CRMC may otherwise have to the Society.

The Series, AFD, Transfer Agent and CRMC shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation or assessed against the Society, and each of its affiliates, directors, officers, employees and agents and each person who controls them as such may arise from such party’s willful misfeasance, bad faith, or gross negligence in the performance of such party’s obligations or duties or by reason of such party’s reckless disregard of obligations or duties under this Agreement or to the Certificates, whichever is applicable.

c.                                       Promptly after receipt by a party entitled to indemnification under this paragraph 19 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 19, notify the indemnifying party in writing of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After written notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party unreasonably withholds its written consent to an executable settlement offer, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could have been settled or compromised under such offer.

20.                               Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

21.                               Entire Agreement/Amendments. This Agreement (together with the Business Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. This agreement may not be amended except by written agreement of the parties. If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of this Agreement shall govern.

22.                               Assignability. This Agreement shall extend to and be binding upon the Society, the Series, AFD, CRMC and the Transfer Agent and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained. Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a reinsurance arrangement by a party shall not be deemed to be an assignment for purposes of this Agreement.

23.                               Proprietary Information. AFD and the Funds agree that the names, addresses, and other information relating to the Certificate Holders or prospects for the sale of the Certificates developed by the Society are the exclusive property of the Society and may not be used by AFD, Transfer Agent, CRMC or the Funds without the written consent of the Society except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder. This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

AFD, the Transfer Agent, CRMC and the Series hereby consent to the Society’s use of the names of the Series, the Funds, AFD, the Transfer Agent and CRMC in connection with marketing the Funds and Certificates, subject to the terms of this Agreement and the Business Agreement. The Society acknowledges and agrees that AFD, CRMC and/or their affiliates own all right, title and interest in and to the names American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company and covenants not, at any time, to challenge the rights of AFD, CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof. AFD, the Transfer Agent, CRMC and the Series hereby consent to the use of any trademark, trade name, service mark or logo used by AFD, the Transfer Agent, CRMC and the Series, subject to AFD, the Transfer Agent, CRMC or the Series approval of such use and in accordance with reasonable requirements of that party. Such consent will terminate with the termination of this Agreement. The Society agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of AFD, the Transfer Agent, CRMC and/or the Series.

24.                               Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

25.                               No Waiver. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

26.                               No Joint Venture. Etc. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among the Society, Transfer

Agent, AFD, CRMC and the Funds.

27.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

28.                               Non-exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

29.                               Insurance. At all times the Society shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Society’s employees and agents.

30.                               Operational Controls.  The Society agrees to provide information on its compliance policies and operational controls that relate to the services it provides under this Agreement.  The Society further agrees to permit Transfer Agent or its representatives to have reasonable access to personnel and records to facilitate the monitoring of its compliance procedures and operational Controls.

31.                               Arbitration. In the event of a dispute between the parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the non-prevailing party.

32.                               No Recourse. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, the Society and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

33.                               Conflicts. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Certificate Holders participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify the Society of the existence of irreconcilable material conflict and its implications. If such a conflict exists, the Society will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Certificate Holders will not be required to bear such expenses.

34.                               Mixed and Shared Funding. The Series hereby notifies the Society that it may be appropriate to include in the Prospectus pursuant to which a Certificate is offered disclosure regarding the risks of mixed and shared funding.

35.                              Shareholder Information Agreement. The Society has executed or will execute an agreement with Transfer Agent pursuant to Rule 22c-2 under the Investment Company Act of 1940, under which the Society is required, upon request, to provide the Funds with certain account information and to prohibit transactions that violate the policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

36.                               Confidentiality of Holdings Information. The Society may receive certain holdings information (the “Holdings Information”) related to the Funds on a daily, weekly monthly or other periodic basis from the Series, CRMC or one of their designees in order to help evaluate the Funds for inclusion in the Contracts and to evaluate and coordinate with the Society’s internal hedging program (the “Purpose”). The Society agrees that the Holdings Information is confidential and may only be used by the Society for the Purpose. The Society agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence.; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information;(d) The Society will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (e) will notify the Series and CRMC immediately, or as soon as is reasonably practicable, of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. Without limiting the foregoing, the Society shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MODERN WOODMEN OF AMERICA,
for itself and on behalf of the Separate Accounts

By:	/s/ W. Kenny Massey
Name: W. Kenny Massey
Title: President

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Steven I. Koszalka
Name: Steven I. Koszalka
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Ryan Rue
Name: Ryan Rue
Title: Vice President

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Downer
Name: Michael J. Downer
Title: Senior Vice President and Secretary

EXHIBIT A

American Funds Insurance Series Funds

Class 1 and 2

Growth Fund

Global Growth and Income Fund

Growth-Income Fund

Capital Income Builder

Global Small Capitalization Fund

New World Fund

Global Bond Fund

Class Pl

Managed Risk Growth Fund

Managed Risk Growth-Income Fund

EXHIBIT B

Society Accounts

Modern Woodmen of America Variable Annuity Account

EXHIBIT C

Administrative Services

1.                                      Periodic Reconciliation. The Society shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of the Society’s separate accounts and shares of the Funds.

2.                                      Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, the Society shall maintain with respect to each Separate Account holding the Funds’ Class 4 Shares or Class P2 Shares and each Certificate Holder for whom such shares are beneficially owned the following records:

a.              Number of shares;

b.              Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.               Name and address and taxpayer identification numbers;

d.              Records of distributions and dividend payments; and

e.               Any transfers of shares.

3.                                      Fund Information. The Society shall respond to inquiries from Certificate Holders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.                                      Shareholder Communications. The Society shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Certificate Holders. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Society shall respond to inquiries from Certificate Holders relating to the services provided by it and inquiries relating to the Funds.

5.                                      Transactional Services. The Society shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Certificate Holders, mergers, splits and other reorganization activities of the Funds.

6.                                      Other Information. The Society shall provide to the Separate Accounts and Certificate Holders such other information as shall be required under applicable law and regulations.